Exhibit 99.1
FOR IMMEDIATE RELEASE
Mediacom LLC Announces
Proposed Private Offering of Senior Notes due 2019

Middletown, NY — August 11, 2009 — Mediacom LLC and Mediacom Capital Corporation, wholly-owned subsidiaries of Mediacom Communications Corporation (NASDAQ: MCCC), announced today that they intend to offer $300 million in aggregate principal amount of new senior notes due 2019 (the “Senior Notes”) in a private offering to be conducted pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended. (the “Securities Act”).
Mediacom LLC and Mediacom Capital Corporation will use the net proceeds of the offering, together with borrowings under a proposed new incremental term loan facility to be entered into by Mediacom LLC’s operating subsidiares pursuant to their existing credit agreement, to purchase up to $500 million principal amount of their outstanding 9 1/2% senior notes due 2013 (“9 1/2% notes”) and 7 7/8% senior notes due 2011 (“7 7/8% notes”) pursuant to two tender offers. There is currently $500 million and $125 million principal amount outstanding of 9 1/2% notes and 7 7/8% notes, respectively. The 9 1/2% senior notes will be given priority in the tender offers.
The Senior Notes will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration.

Forward Looking Statements
In this press release, we state our beliefs of future events and of our future financial performance. In some cases, you can identify those so-called “forward-looking statements” by words such as “anticipates,” “believes,” “continue,” “estimates,” “expects,” “may,” “plans,” “potential,” “predicts,” “should” or “will,” or the negative of those words and other comparable words. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those we anticipate, many of which are beyond our control. Factors that could cause actual results to differ from those contained in the forward-looking statements include, but are not limited to: competition for video, high-speed data and phone customers; our ability to achieve anticipated customer and revenue growth and to successfully introduce new products and services; greater than anticipated effects of economic downturns and other factors which may negatively affect our customers’ demand for our products and services; increasing programming costs and delivery expenses related to our products and services; changes in consumer preferences, laws and regulations or technology that may cause us to change our operational strategies; changes in assumptions underlying our critical accounting polices which could impact our results; fluctuations in short term interest rates which may cause our interest expense to vary from quarter to quarter; our ability to generate sufficient cash flow to meet our debt service obligations; instability in the credit markets, which may impact our ability to refinance our debt, as our revolving credit facilities begin to expire in September 2011 and other substantial debt becomes due in 2013 and beyond, on the same or similar terms as we currently experience; and the other risks and uncertainties discussed in this press release, in our Annual Report on Form 10-K for the year ended December 31, 2008 and other reports or documents that we file from time to time with the SEC. Statements included in this press release are based upon information known to us as of the date that this press release is filed with the SEC, and we assume no obligation to update or alter our forward-looking statements made in this press release, whether as a result of new information, future events or otherwise, except as required by applicable federal securities laws.

Contact:
Investor Relations	Media Relations
Calvin Craib	Thomas Larsen
Senior Vice President,	Vice President,
Corporate Finance	Legal and Public Affairs
(845) 695-2675	(845) 695-2754